As filed with the Securities and Exchange Commission on March 15, 2018
Registration No. 333-200594

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 4
to
Form S-11
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Black Creek Industrial REIT IV Inc.
(Exact name of registrant as specified in its charter)

518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Telephone (303) 228-2200
(Address of principal executive offices)

Dwight L. Merriman III
Managing Director, Chief Executive Officer
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Telephone (303) 228-2200
(Name, address and telephone number of agent for service)

copies to:
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200

Approximate date of commencement of proposed sale to the public:
as soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and an “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐	Smaller reporting company ☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE
This Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 (Registration No. 333-200594) of Black Creek Industrial REIT IV Inc. is filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, solely to file an exhibit that was not previously filed with respect to such Registration Statement.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits
(b) Exhibits. The following exhibit is filed as part of this Registration Statement:

Exhibit Number	Exhibit
23.1	Consent of KPMG LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 15, 2018.

BLACK CREEK INDUSTRIAL REIT IV INC.

By:	/s/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III Managing Director, Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on March 15, 2018.

Signature	Title	Date

*	Chairman of the Board and Director	March 15, 2018
Evan H. Zucker

*	Director	March 15, 2018
Marshall M. Burton

*	Director	March 15, 2018
Charles B. Duke

*	Director	March 15, 2018
John S. Hagestad

*	Director	March 15, 2018
Stanley A. Moore

/S/ DWIGHT L. MERRIMAN III	Managing Director, Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2018
Dwight L. Merriman III

/S/ THOMAS G. MCGONAGLE	Managing Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 15, 2018
Thomas G. McGonagle

*	Signed on behalf of the named individuals by Thomas G. McGonagle under power of attorney.